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                                                                    EXHIBIT 1(c)

                                ARTICLES OF AMENDMENT

                                       OF THE

                              ARTICLES OF INCORPORATION

                   PAINEWEBBER REGIONAL FINANCIAL GROWTH FUND INC.

              FIRST: The Board of Directors of PaineWebber Regional Financial Growth Fund Inc., a Maryland corporation ("Corporation"), by action on February 26, 1992, has classified, out of the three hundred million (300,000,000) shares of capital stock, $0.001 par value, ("Shares") it is authorized to issue, one hundred million (100,000,000) unissued Shares as Class D Common Stock. As so classified, the three hundred million (300,000,000) Shares the Corporation is authorized to issue shall be comprised of one hundred million (100,000,000) Shares of Class A Common Stock, one hundred million (100,000,000) Shares of Class B Common Stock and one hundred million (100,000,000) Shares of Class D Common Stock.

              The Class A Common Stock, Class B Common Stock and Class D Common Stock represent interests in the same investment portfolio. The Board of Directors of the Corporation, also by action on February 26, 1992, determined that the dividends and distributions of investment income and capital gains with respect to the Class A Common Stock, Class B Common Stock and Class D Common Stock may vary among the Classes to reflect differing allocations of expenses of the Corporation among the Classes to such extent and for such purposes as the Board of Directors may deem appropriate.

              Except as set forth above, the unissued Shares of the Corporation, as so classified, the Shares of the Corporation already issued and outstanding and any other shares that may from time to time be authorized, established, or classified or reclassified by the Board of Directors shall have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption specified in the Corporation's Articles of Incorporation as currently in effect.

              SECOND: The Board of Directors has classified such Shares under the authority contained in Article Fifth of the Corporation's Articles of Incorporation as currently in effect.

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              IN WITNESS WHEREOF, the undersigned vice-president of PaineWebber
     Regional Financial Growth Fund Inc. hereby executes these Articles Supplementary on behalf of said Corporation, acknowledges that these Articles Supplementary are the act of said Corporation and certifies that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

                                                /s/ Dianne E. O'Donnell
     ___________________________                ____________________________
     Date:  June 15, 1992                       Dianne E. O'Donnell
                                                Vice President

     ATTEST:  /s/ Donald P. Spencer
              ______________________
              Donald P. Spencer
              Assistant Secretary